Exhibit 10.2

This JOINDER TO THE LETTER AGREEMENT (this “Joinder”), dated as of July 27, 2023, is entered into by and between XPAC Acquisition Corp., a Cayman Islands exempted company (the “Company”), XPAC Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”) and J. Streicher Holdings, LLC (the “New Sponsor”).

RECITALS

WHEREAS, the Company, the Sponsor and the other parties thereto are party to that certain Letter Agreement, dated as of July 29, 2021 (the “Letter Agreement”);

WHEREAS, the New Sponsor, the Company and the Sponsor entered into that certain Purchase and Sponsor Handover Agreement dated as of July 10, 2023 (the “Purchase and Sponsor Handover Agreement”).

WHEREAS, as a condition to closing of the transactions contemplated by the Purchase and Sponsor Handover Agreement, the New Sponsor is required to join as a party to the Letter Agreement and assume the obligations of the Sponsor under the Letter Agreement (the “Joinder Closing Condition”).

WHEREAS, the Company, the Sponsor and the New Sponsor wish to enter into this Joinder in order to satisfy the Joinder Closing Condition.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Joinder. The New Sponsor hereby agrees, with effect from the date of this Joinder, to join as a party to the Letter Agreement and assume the obligations of the Sponsor under the Letter Agreement as if the New Sponsor had been named as the Sponsor in the Letter Agreement.

2. Governing Law and Jurisdiction. This Joinder shall be governed by and construed and enforced in accordance with the laws of the State of New York. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Joinder shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

3. Miscellaneous. Except to the extent specifically amended or superseded by the terms of this Joinder, all of the provisions of the Letter Agreement shall remain in full force and effect to the extent in effect on the date hereof. This Joinder shall be governed by, and otherwise construed in accordance with, the terms of the Letter Agreement, as though the other provisions of this Joinder were set forth in the Letter Agreement. The Letter Agreement, as modified by this Joinder, constitutes the entire agreement between the Parties and supersedes any prior written or oral agreements, writings, communications or understandings with respect to the subject matter hereof. This Joinder may be executed in counterparts (including by means of facsimile or scanned and emailed signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same agreement. Any notice, consent or request to be given in connection with any of the terms or provisions of this Joinder shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile or other electronic transmission.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Joinder to the Letter Agreement as of the date first written above.

XPAC SPONSOR LLC

By:	/s/ Chu Chiu Kong
Name: Chu Chiu Kong
Title: Manager

XPAC ACQUISITION CORP.

By:	/s/ Chu Chiu Kong
Name: Chu Chiu Kong
Title: Chief Executive Officer

J. STREICHER HOLDINGS, LLC

By:	/s/ Paul Davis
Name: Paul Davis
Title: COO

[Signature Page to Joinder to Letter Agreement]